INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is dated effective the 1st day of July, 2011.

BETWEEN:

PEDIATRX INC., a Nevada corporation having an address
for the conduct of business located at 405 Trimmer Road,
Suite 200, Califon, NJ, 07830, USA

(the “Company”)

AND:

CAMERON DURRANT, an individual resident of the State of New
Jersey whose business address is P.O. Box 423, Califon, NJ
07830

(the “Contractor”)

WHEREAS:

A.      The Company is interested in further developing its capability and execution in the pharmaceutical industry.

B.      The Contractor has considerable expertise in executive management, and corporate and strategic business development in the pharmaceutical industry.

C.      The Company wishes to obtain and the Contractor wishes to provide certain services to the Company on the terms and conditions contained in this Agreement.

NOW THEREFORE in consideration of the premises, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereby covenant and agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement (including the Schedules hereto), the following terms will have the following meanings:

1.1.	“Board” means the Board of Directors of the Company;

1.2.	“Cause” means:

(a)	failure of the Contractor to observe or perform any of the material covenants and obligations imposed by this Agreement;

(b)

failure of the Contractor to observe any of the covenants and obligations hereunder that are not material, if the Contractor and/or Durrant does not remedy such failure within a reasonable time after receiving written notice thereof;

(c)	fraud, dishonesty, gross negligence or willful malfeasance in connection with the Contractor’s performance of the Consulting Services; or

Initials: ______

(d)	the conviction of the Contractor with respect to the commission of a crime involving moral turpitude;

1.3.	“Change of Control Event” means:

1.3.1.

the acquisition, after the date of this Agreement and excluding any acquisitions from the Company, by any one individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934), of beneficial ownership of 40% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, which causes a change in the control of the board of directors of the Company resulting from the election by the shareholders of the Company of less than a majority of the persons nominated for election by management of the Company;

1.3.2.

the approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company in which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

1.3.3.	a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company;

An event shall not constitute a Change of Control if:

1.3.4.

it is a merger with a parent or subsidiary, or its sole purpose is to change the jurisdiction of the Company’s organization or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event or by the persons who held Striker’s securities immediately before such event; or

1.3.5.	the Contractor is part of a purchasing group that consummates the Change of Control;

1.4.	“Common Shares” means shares of common stock, par value $0.001, of the Company;

1.5.

“Confidential Information” means information, whether or not originated by the Contractor, that relates to the business or affairs of the Company, its’ affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its’ affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as “Confidential”):

Initials:________

1.5.1.	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not publicly available;

1.5.2.

work product resulting from or related to work or projects performed for or to be performed for the Company or its’ affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

1.5.3.

any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

1.5.4.

internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

1.5.5.

marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

1.5.6.

all information that becomes known to the Contractor as a result of this Agreement or the services performed hereunder that the Contractor, acting reasonably, believes is confidential information or that the Company takes measures to protect.

Confidential Information does not include:

1.5.7.

the general skills and experience gained by the Contractor’s provision of the Consulting Services to the Company that the Contractor could reasonably have been expected to acquire in similar retainers or engagements with other companies;

1.5.8.	information publicly known without breach of this Agreement or similar agreements;

1.5.9.

information, the disclosure of which by the Contractor is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement; or

Initials:________

1.5.10.	information known to the Contractor at the date of this Agreement.

1.6.	“Consulting Effective Date” means the date of this Agreement as shown on the first page hereof;

1.7.	“Consulting Fee” means the sum of U.S. $250,000 per annum;

1.8.

“Consulting Services” means the services and responsibilities set out at Schedule “A” hereto as well as such other duties and responsibilities as may be reasonably required from time-to-time either in respect of the foregoing or otherwise by the Board with respect to the Company and, if requested by the Company, to any and all of its subsidiaries from time to time;

1.9.	“Consulting Termination Date” means the second anniversary of the Consulting Effective Date unless otherwise specified;

1.10.	“Directors” means the Directors of the Company, and “Director” means any one of them;

2.	SERVICES TO BE PROVIDED

2.1.	Effective on the Consulting Effective Date, the Contractor will provide the Consulting Services to the Company and will:

2.1.1.	devote sufficient working time, attention, ability and expertise to successfully provide the Consulting Services to the Company in a timely manner; and

2.1.2.	well and faithfully serve the Company and use its best efforts to promote the best interests of the Company

2.2.	The Contractor will report directly to the Board and will keep the Board informed of all matters concerning the Consulting Services as requested by the Board from time to time.

3.	REMUNERATION, EXPENSES AND INDEMNITY

3.1.	Remuneration – Consulting Fees

3.1.1.

Subject to Paragraphs 3.1.2 and Section 4, below, from the Consulting Effective Date to the Consulting Termination Date, the Company will pay the Contractor the Consulting Fee. The Board, as it may determine from time to time in its sole discretion, may grant the Contractor an increase in the Consulting Fee.

3.1.2.

The remuneration referred to in Paragraph 3.1.1 will be payable in equal monthly instalments paid over the course of the term, and does not include taxes which may be applicable. To the extent that the Contractor is required to remit tax payments, the Contractor will show the applicable tax amounts as separate line items on the Contractor’s invoice for services and provide the Company with the Contractor’s tax registrant number.

Initials:________

3.2.	Expenses

	3.2.1.	The Contractor will be responsible for all costs associated with the performance of the Consulting Services, except as noted in Paragraphs 3.2.2 through 3.2.4 below.

	3.2.2.	Unless otherwise agreed by the parties, the Consulting Services will be provided from the Contractor’s office in the state of New Jersey.

3.2.3.

In the event that the parties agree that the Consulting Services will be provided at a location other than that specified in Article 3.2.2, the Company will reimburse the Contractor all reasonable moving expenses incurred.

3.2.4.

The Contractor will be reimbursed by the Company for reasonable out of pocket expenses incurred on behalf of the Company in the course of providing the Services, as supported by copies of receipts and other documentation.

4.	TERM, RENEWAL AND TERMINATION

4.1.	Term

This Agreement will commence on the Consulting Effective Date, and, unless otherwise terminated under this Section 4, will terminate on the Consulting Termination Date.

4.2.	Termination

4.2.1.	Notwithstanding Paragraph 4.1, this Agreement will be terminated:

	(a)	without Cause by the Company, upon thirty (30) days’ written notice from the Company to the Contractor;

	(b)	without Cause by the Contractor, upon thirty (30) days’ written notice from the Contractor to the Company; or

	(c)	with Cause by the Contractor or the Company, immediately upon one party giving notice in writing to the other party, which notice must state the nature and substance of the Cause.

4.2.2.	Upon termination of this Agreement for any reason:

(a)

the Company must immediately pay to the Contractor all accrued and unpaid portions of the Consulting Fee due up to the date of termination as well as any Expenses properly incurred prior to the date of termination;

Initials:________

(b)	the Contractor must, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

	(i)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination;

	(ii)	all documents pertaining to the Company or this Agreement, including but not limited to all books of account, correspondence and contracts; and

	(iii)	all equipment and any other property belonging to the Company.

4.2.3.

If the Contractor’s engagement with the Company, or with the surviving entity, is terminated within six (6) months following a Change of Control Event by the Company or by the surviving entity for any reason other than for Cause, or if the Company fails to provide the Contractor with an equivalent engagement following the Change of Control Event, then the Company shall pay to the Contractor a lump sum in an amount equal to 150% of the amount calculated by multiplying one twelfth of the Consulting Fee times six.

(a)

If the Executive is terminated pursuant to this section 4.2.3 any Stock Options granted to the Executive which have not vested shall vest immediately and be immediately exercisable subject to the terms of the applicable stock option plan.

5.	INDEPENDENT CONTRACTOR RELATIONSHIP

5.1.	It is expressly agreed that the Contractor is acting as an independent contractor in performing the Consulting Services under this Agreement.

5.2.

Although the Contractor will be available to the Company 50% of his working hours, the Contractor need only devote such portion of his time to the provision of the Consulting Services as is necessary to complete the Consulting Services.

5.3.

The Contractor is not precluded from acting in any other capacity for any other person, firm or company provided that it does not, in the reasonable opinion of the Board, conflict with the Contractor’s duties to the Company while providing the Consulting Services.

5.4.	The Contractor represents and warrants to the Company that:

	5.4.1.	the Contractor has the right to perform the Consulting Services without violation of its obligations to others;

Initials:________

5.4.2.	the Contractor is not bound by any agreement or obligation to any other party that will conflict with its obligations as a Contractor of the Company; and

5.4.3.

all advice, information, and documents provided by the Contractor to the Company in the course of providing the Consulting Services may be used fully and freely by the Company, unless the Contractor otherwise advises the Company in writing at the time of communication of such information (e.g. information provided by the Contractor on a confidential or non- attribution basis).

5.5.

The remuneration set out at Section 3 herein will be the whole of the compensation to the Contractor for providing the Consulting Services. For avoidance of doubt, the Company will not pay any contribution to any pension plan, employment insurance, or federal, state or provincial withholding taxes, or provide any other contributions or benefits, or similar amounts under any federal, provincial or state laws, which might be expected in an employer-employee relationship, as compensation for the Consulting Services.

5.6.

The Contractor is solely responsible for the Contractor’s registration and payment of assessments for coverage with any workmen’s compensation program or similar requirements under federal, provincial or state laws of other jurisdictions, while the Contractor is providing the Consulting Services. If requested by the Company, the Contractor will provide proof of coverage.

5.7.

The Contractor hereby indemnifies the Company against, and agrees to hold it harmless from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by the , the Internal Revenue Service, Employment Insurance Plan, , the Workers Compensation Plan, or related plans or organizations, or similar bodies or plans under federal, provincial or state laws in other jurisdictions, requiring the Company to pay an amount under the applicable statutes and regulations in relation to any Consulting Services provided to the Company pursuant to this Agreement. This paragraph will survive termination of this Agreement.

6.	CONFIDENTIAL INFORMATION

6.1.

All Confidential Information, whether it is developed by the Contractor during its consulting retainer or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

6.2.

As a consequence of the acquisition of Confidential Information, the Contractor will occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing, it is reasonable and necessary for the Contractor to make the following covenants regarding its conduct during and subsequent to the Contractor’s retainer by the Company:

Initials:________

6.2.1.

At all times during and for a period of three years subsequent to the Contractor’s retainer with the Company, the Contractor will not disclose Confidential Information to any person other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or legal process of discovery, without first obtaining the Company’s consent, and the Contractor will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between the Confidential Information and any other information.

6.2.2.

At all times during and for a period of three years subsequent to the Contractor’s retainer with the Company, the Contractor will not use, copy, transfer or destroy any Confidential Information other than as necessary in carrying out the Consulting Services, or as may be required by applicable law or process of discovery, without first obtaining the Company’s consent and the Contractor will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information.

6.2.3.

Within ten (10) business days after the termination of the Contractor’s retainer for any reason, the Contractor will promptly deliver to the Company all property of or belonging to or administered by the Company in its custody, including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media.

6.2.4.	The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement.

6.3.

Consent to Enforcement. The Contractor confirms that all restrictions in this Section 6 are reasonable and valid, and any defences to the strict enforcement thereof by the Company are waived by the Contractor. Without limiting the generality of the foregoing, the Contractor hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Contractor is in breach of any of the provisions stipulated in this Section 6. The Contractor hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

6.4.

The Contractor’s obligations under this Section 6 will remain in effect in accordance with their terms and continue in full force and effect despite any breach, repudiation, alleged breach or repudiation, or termination of this Agreement. Without limiting the foregoing, the Contractor agrees that at all times during and subsequent to the provision of services to the Company, the Contractor will not use or take advantage of the Confidential Information for the purpose of providing similar management and technical services for any other company.

7.	GENERAL PROVISIONS

Initials: ________

7.1.	Assignability. This Agreement is not assignable by either party and the Consulting Services must be provided by the Contractor.

7.2.

Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

7.3

No Other Agreement. This Agreement and the Schedules hereto cancel and supersede any existing agreement or other arrangement between the Company and the Contractor, other than any prior agreements for the purchase of securities in the Company.

7.3.	Amendment or Waiver.

7.3.1.	This Agreement may not be amended unless such amendment is agreed to in writing and signed by the Contractor and an authorized officer of the Company.

7.3.2.

No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of any similar or dissimilar condition or provision. Any waiver must be in writing and signed by the Contractor or an authorized officer of the Company, as the case may be.

7.4.

Compliance with Policies and Laws. The Contractor will abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. In addition, the Contractor will abide by all laws applicable to the Company, in each jurisdiction that the Company does business, including without limitation applicable securities laws, rules and regulations and the rules of any stock exchange or market upon which the Common Shares are listed or quoted.

7.5.

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New Jersey applicable therein, and will be treated in all respects as a New Jersey contract. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the State of New Jersey with respect to any legal proceedings arising under this Agreement.

7.6.

Notices. Any notice in writing required or permitted to be given hereunder must be given by registered mail, postage prepaid, mailed to the following addresses, or may be delivered by courier or personally.

Initials:________

7.6.1.	in the case of the Company:
PediatRx Inc.
405, Trimmer Road, Suite 200,
Califon, NJ
07830
Fax : n/a
Attention: Cameron Durrant

with a copy to: Joseph Carusone, Chairman of the Board Suite 901 – 360 Bay Street Toronto, ON Canada M5H 2V6 Fax: (416) 352-5239

7.6.2.	in the case of the Contractor: Dr. Cameron Durrant PO Box 423, Califon, NJ, 07830 USA

Any notice delivered by courier or personally is effective on the actual date of delivery. Any notice delivered by mail as aforesaid is deemed to have been received by the person to whom it is addressed on the 4th business day after and excluding the date of mailing. Either party may change its address for giving of notices hereunder by notice in writing to the other party.

7.7.

Independent Legal Advice. The Company has obtained legal advice concerning this Agreement and has requested that the Contractor obtain independent legal advice with respect to this Agreement. The Contractor hereby represent and warrants to the Company that it has been advised to obtain independent legal advice, and that, prior to the execution of this Agreement, it has obtained independent legal advice or has, in their discretion, knowingly and willingly elected not to do so

7.8.

Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

Initials:________

7.9.	Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in U.S. currency.

7.10.

Further Assurances. Each of the Contractor and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Contractor or the Company may reasonably require for the purposes of giving effect to this Agreement.

7.11.	Counterparts/Facsimile Execution. This Agreement may be executed in several counterparts and each counterpart will together constitute one original document.

7.12.	Parties’ Acknowledgement. The parties hereto hereby acknowledge that:

	7.12.1.	sufficient time was provided to review this Agreement thoroughly;

	7.12.2.	the terms of this Agreement and the obligations hereunder have been read and are understood; and

	7.12.3.	a copy of this Agreement has been received by each of the parties.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

PEDIATRX INC.

Per:  ______________________
        Joseph Carusone, Director

CAMERON DURRANT

_________________________
CAMERON DURRANT

Initials:________

SCHEDULE A

List of Services, Duties and Responsibilities

The Contractor has responsibility for the activities described below:

a)	Oversee the corporate affairs of the Company,

b)	Provide executive management and strategic advice to the board of directors,

c)	Assist in the hiring of professional staff, qualified contractors and employees,

d)	Comply with applicable laws and regulations, and ensure similar corporate compliance,

e)	Assist in promoting the Company’s reputation,

f)	Actively participate in the production of corporate articles including, but not limited to a business plan, operating budgets, financial statements, and minutes to meetings, and;

g)	Increase the Company’s revenue and earnings.

Initials:________